Exhibit 99.1

Axion International Reports 2011 Results

Revenues up 149%, and Current Order Backlog of $7.2 Million

NEW PROVIDENCE, N.J. – March 6, 2011 – Axion International Holdings, Inc. (OTCBB: AXIH) (“Axion” or “the Company”), a leader in recycled plastic and plastic composite technologies used to produce ECOTRAX™ rail ties and STRUXURE™ building products, today announced its operational and financial results for the year ended December 31, 2011.

2011 Highlights

  Recorded revenue of $3.9 million for the year ended December 31, 2011, a 149% increase over the year ended September 30, 2010.
  Added critical senior management expertise.
  Second contract manufacturing facility brought on-line in Waco, Texas.
  Expanded licensed patent portfolio.
  Received sales orders from 26 customers, spanning five continents.
  Launched branding campaigns for ECOTRAX™ and STRUXURE™.
  Executed a $15 million, multi-year contract with a Class 1 railroad.
  Supplied materials for bridges made from 100% recycled plastic and plastic composites - the first highway bridge in the US in York, Maine and the first bridge made from recycled plastic and plastic composites, in Europe near Edinburgh, Scotland.
  Selected for R&D Magazines’ “2011 R&D 100 Award,” American Chemistry Council’s inaugural "Innovation in Plastics Recycling Award," and won the Plastics Environmental Division of the Society of Plastics Engineers’ “Environmental Stewardship Awards.”

Current Events

  Current sales order backlog is $7.2 million, including a sales order from a second Class 1 railroad.
  Expanding the marketing of ECOTRAX™ into Argentina, Uruguay and Paraguay through distribution agreement with Inversora Intervias SA.
  Completed boardwalk in Forest Preserve District of DuPage County constructed with STRUXURE™ building products.

Steve Silverman, Axion’s President and Chief Executive Officer, commented “2011 marked a very significant and successful year for Axion. Strategic objectives set out in the beginning of the year focused on building a strong foundation for future growth and accelerating sales both domestically and internationally, were achieved. Although we would have liked to have further increased our revenue, as we missed some opportunities because of the delayed capacity expansion, we are encouraged by our sales activity and level of opportunities that continue to grow. During the year, we significantly improved our operations, boosted sales, added seasoned management to key areas of the business, enhanced our quality control systems, implemented a system to better track our sales process and activity, expanded manufacturing capacity, sourced lower cost raw materials, and embarked on a highly focused and aggressive sales and marketing campaign for both our ECOTRAX™ rail tie and our STRUXURETM building products businesses.

Mr. Silverman concluded, “Axion is a different company today than twelve months ago. We executed crucial operational adjustments in 2011 to position Axion for solid and sustained growth. Now armed with a strong operational foundation and a targeted, aggressive global marketing strategy, it’s our belief that 2012 will be a robust year for Axion and our shareholders, a year characterized by top line growth and continued global expansion and penetration of our unique, environmentally-friendly building materials and rail tie products.”

Financial Results

Revenue for the year ended December 31, 2011 was $3.9 million, representing a 149% increase from $1.6 million reported for the year ended September 30, 2010. During 2011, Axion manufactured and delivered the first sales order of rail ties against its $15.0 million multi-year contract with its class 1 railroad customer. Gross profit was approximately $113,000 for 2011, as compared to a gross profit of approximately $57,000 for 2010. Gross profit as a percentage of revenues or gross margin was 2.9% for 2011, as compared to 3.6% for 2010.

Net loss for the year ended December 31, 2011 was $8.1 million, as compared to a net loss of $7.1 million for the 2010 period. Net loss for the full year 2011 included non-cash expenses of approximately $4.8 million, which consisted of (i) the amortization of the fair value of shares of its common stock, options and warrants issued for services rendered, (ii) the accretion of debt and preferred stock discounts and (iii) depreciation of property and equipment.

At December 31, 2011, Axion had approximately $4.4 million in current assets and $2.4 million in current liabilities, resulting in working capital of $2.0 million. This compares to a working capital deficit of $0.7 million at December 31, 2010.

Conference Call

Subsequent to today's release, Axion will host its full year 2011 results conference call at 4:15 pm EST.

Investors are invited to participate on the live call by dialing +1 (877) 407-0784 for domestic and +1 (201) 689-8560 for international. Please reference event ID: 390313. For investors that would like to listen to the webcast, please log on to http://viavid.net/dce.aspx?sid=0000948B approximately 5 minutes before the start of the call.

A replay of the call will be available for one week starting at 7:15 p.m. ET on March 6, 2012 and ending at 11:59 p.m. ET on March 13, 2012. To list to the replay, please dial +1 (877) 870-5176 for domestic and +1 (858) 384-5517 for international. The pass code for the replay is: 390313.

About Axion International Holdings, Inc.

Axion International Holdings, Inc. (OTCBB: AXIH) develops, manufactures and sells rail ties and structural building products made from 100% recycled consumer and industrial plastics and plastic composites. It offers its ECOTRAXTM composite rail ties, and STRUXURETM composite structural building products such as, I-beams, pilings, tongue and groove planking, and various sizes of boards for use in engineered design solutions, such as rail and tank bridges, pedestrian and recreation bridges, marinas, boardwalks, and bulk heading, throughout the world. Axion markets its composite products to the railroad industry, military, and industrial engineering and contracting firms. Axion International Holdings, Inc. was founded in 2006 and is headquartered in New Providence, New Jersey.

For additional information, please visit Axion’s corporate website: www.axionintl.com

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Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Axion’s actual results to differ materially from those currently anticipated, including the availability of materials at favorable pricing, sufficient manufacturing capability and the risk factors identified in Axion’s filings with the Securities and Exchange Commission.

Financial Communications Contacts:

Jim Blackman, CEO

PR Financial Marketing, LLC

713-256-0369

jim@prfmonline.com

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